Exhibit 3.1

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                              MACROCHEM CORPORATION

     MacroChem Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: The name of the Corporation is MacroChem Corporation

     SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on May 15, 1992.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted a resolution by written consent setting forth a proposed amendment to the Corporation's Certificate of Incorporation.

     FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for approval, and was duly adopted by written consent in accordance with the provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Certificate of Amendment was 5,983,341 shares of Common Stock and 250 shares of Series C Cumulative Convertible Preferred Stock (the "Series C Stock"), which Series C Stock is convertible, in the aggregate, into 11,740,170 shares of Common Stock and votes on an as-if-converted into Common Stock basis (subject to the Beneficial Ownership Cap (as defined in the Certificate of Designations, Rights and Preferences of the Series C Stock)) together with the Common Stock. A majority of the shares of Common Stock represented by the outstanding shares of Common Stock and the outstanding shares of Series C Stock (on an as-if-converted to Common Stock basis), voting together as a single class, consented to this Certificate of Amendment of the Certificate of Incorporation. The consent required was a majority of the shares of Common Stock represented by the outstanding shares of Common Stock and the outstanding shares of Series C Stock (on an as-if-converted to Common Stock basis), voting together as a single class.

     FIFTH: Accordingly, upon the effectiveness hereof, paragraph 4 of the Corporation's Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

"The total number of shares of stock which the corporation shall have authority to issue is one hundred-six million (106,000,000) shares, 100,000,000 of which shall be Common Stock, of the par value of One Cent ($.01) per share; 6,000,000 of which shall be Preferred Stock, of the par value of One Cent ($.01) per share, 500,000 of which shall be designated as "Series A Convertible Preferred Stock", of the par value of One Cent ($.01) per share, and 1,500 of which shall be designated as "Series C Cumulative Convertible Preferred Stock", of the par value of One Cent ($.01) per share, amounting in the aggregate to One Million Sixty Thousand and 00/100 Dollars ($1,060,000.00). Effective as of 5:00 p.m.,

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Eastern time, on the date this Certificate of Amendment of the Certificate of
Incorporation is filed with the Secretary of State of the State of Delaware, each six (6) shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the over-the-counter market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

Additional designations and powers, preferences and rights and qualifications, limitations or restrictions thereof of the shares of stock shall be determined by the Board of Directors of the Corporation from time to time."

     IN WITNESS WHEREOF, MacroChem Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 9th day of February, 2006.


MACROCHEM CORPORATION
By:

/s/ Robert J. DeLuccia
----------------------
Robert J. DeLuccia
President and Chief Executive Officer
Vice Chairman of the Board